CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-132335, 333-138489, 333-139118, 333-142773, 333-152083) and in the Registration Statements on Form S-8 (Nos. 333-147270) of Developers Diversified Realty Corporation of our report dated 27 August 2008, except as it relates to the events that raise substantial doubt about Macquarie DDR Trust’s ability to continue as a going concern as described in Note 1(b) (Going concern) and Note 27 (Events occurring after reporting date), as to which the date is 27 February 2009, relating to the financial statements of Macquarie DDR Trust, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers
Sydney, Australia
27 February 2009